CHYRON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER
AND FULL YEAR 2011

MELVILLE, N.Y., March 8, 2012 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for on air, online, out of home and mobile applications, today announced its financial results for the fourth quarter and full year ended December 31, 2011.

Fourth Quarter and Full Year 2011 Financial Highlights include:

•	Q4 2011 revenues increased 15% to $8.1 million compared to $7.0 million in Q4 2010;
•	Product revenues up 12% to $6.0 million in Q4 2011 versus $5.3 million in Q4 2010;
•	24% increase in Q4 2011 service revenues to $2.1 million compared to $1.7 million in Q4 2010;
•	Recurring revenues for the quarter increased 11% compared to the fourth quarter of 2010;
•	Full year 2011 revenues increased 14% to $31.6 million versus $27.7 million in 2010;
•	Full year 2011 product revenues increased 11% to $23.9 million compared to $21.4 million in 2010;
•	Full year service revenues increased 23% in 2011 to $7.7 million versus $6.3 million in 2010;
•	Recurring revenues for the full year increased 12% versus 2010;
•	Company completes the year with $4.2 million in cash and no long-term debt.

Michael Wellesley-Wesley, Chyron President and Chief Executive Officer, commented, “We are pleased with the results of the fourth quarter and the full year. While 2011 represented the fourth consecutive year of challenging economic conditions, we achieved solid double-digit revenue growth for both the fourth quarter and the full year.

“We are particularly pleased with the results in the second half of the year with respect to the 34% and 24% increases in services revenues in the third and fourth quarters respectively, as compared to the corresponding quarters of 2010. Kathy Power, our new Senior Vice President of Worldwide Sales, has taken the lead on generating new customers, but more importantly, has focused our sales force to better serve our existing customer base by providing additional services that will improve the effectiveness of their installed Chyron products. The end result is a better served customer and increased service revenue for Chyron which addresses an important strategic initiative – expanding our recurring revenue base. Recurring revenues for the quarter and the full year increased 11% and 12% respectively. We are dedicated to providing solutions that help our customers tell compelling visual stories and build their brands in the most simple and efficient manner.”

Mr. Wellesley-Wesley concluded, “Gross profit margins for the quarter improved 300 basis points and 100 basis points for the full year. General and administrative expenses continue to be aggressively managed with an eight percent decrease in the fourth quarter versus the comparable quarter last year and full year G&A expenses increasing only one percent. Operating expenses for the quarter and the year increased 14% and 11% respectively as we continue to make the necessary investments in research and development for the next generation of product introductions and as we aggressively market and roll-out our products in Latin America and other emerging markets. We look forward to building on the momentum initiated in 2011 in the coming years.”

Fourth Quarter 2011 Financial Results

Revenues for the fourth quarter increased 15% to $8.1 million compared to $7.0 million in the fourth quarter of 2010.

Product sales for the fourth quarter increased 12% to $6.0 million compared to $5.3 million in the comparable quarter of 2010. Service revenues, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, increased 24% to $2.1 million from $1.7 million in the comparable quarter last year. Service revenues as a percentage of total revenues for the fourth quarter of 2011 were 25% as compared to 23% in the prior year’s fourth quarter.

Gross profit margin for the fourth quarter increased 300 basis points to 71% compared to 68% in last year’s fourth quarter. Operating expenses for the quarter were $6.2 million compared to $5.4 million in the comparable quarter of 2010; an increase of 14%, primarily driven by higher sales and marketing expenses and increased sales personnel in international markets. The Company had an operating loss of $0.43 million for the fourth quarter of 2011 compared to an operating loss of $0.63 million in the fourth quarter of 2010; an improvement of 31%.

The Company recorded a net loss of $0.4 million, or $(0.02) per diluted share, in the fourth quarter of 2011 compared to a net loss of $0.5 million, or $(0.03) per diluted share, in the fourth quarter of 2010.

Full Year 2011 Results

Revenues for full year 2011 increased 14% to $31.6 million compared to $27.7 million in 2010.

Product sales in 2011 increased 11% to $23.9 million compared to $21.4 million in full year 2010. Product revenues as a percentage of total revenues for 2011 were 76% as compared to 77% in 2010.

Service revenues for the full year, which include revenues from the Company’s AXIS cloud-based graphics service, as well as systems hardware and software maintenance agreements, training and creative services, increased 23% to $7.7 million from $6.3 million in 2010. Service revenues as a percentage of total revenues for 2011 were 24% as compared to 23% in 2010.

Gross profit margin for full year 2011 increased 100 basis points to 70% compared to 69% in 2010. Operating expenses for year were $24.1 million compared to $21.7 million in 2010; an increase of 11%, primarily driven by higher sales and marketing expenses and increased sales personnel in international markets. The Company had an operating loss of $1.95 million in 2011 compared to an operating loss of $2.44 million in 2010; an improvement of 20%.

For the full year 2011 the Company recorded a net loss of $4.2 million compared to a net loss of $2.4 million in full year 2010. In the third quarter of 2011 the Company had an income tax provision of $2.6 million, which included a $2.72 million charge and a corresponding decrease in deferred tax assets as a result of management’s determination that it is more likely than not that $7.48 million of the Company’s net operating loss carryforwards scheduled to expire at the end of 2012 will expire unutilized.

The Company reported basic and diluted loss per share of $(0.26), for the full year ended December 31, 2011, compared to a basic and diluted loss per share of $(0.15) for full year 2010.

Conference Call and Webcast: Fourth Quarter and Full Year 2011 Financial Results:

Chyron Corporation management will host a conference call on Thursday, March 8, 2012, at 10:00 AM eastern time, to review the fourth quarter and full year 2011 results. Participants using the telephone should dial 877-556-5248 (U.S. and Canada) or 720-545-0029 (International). Web participants are encouraged to go to http://investor.chyron.com or www.earnings.com. A telephonic replay will be available for anyone unable to participate on the live call.  To access the replay, call 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter conference code 53885128.  The replay will be available from 1:00 p.m. eastern time on March 8, 2012 until April 8, 2012.

About Chyron

Chyron (NASDAQ: CHYR) is a leading provider of Graphics as a Service for on-air and digital video applications including newsrooms, studios, sports broadcasting facilities, and corporate video environments. An Emmy® Award-winning company whose products have defined the world of digital and broadcast graphics, Chyron’s graphics solutions include the Axis World Graphics online content creation software and order management system, on-air graphics systems, clip servers, channel branding, and graphics asset management solutions, all of which may be incorporated into the company’s BlueNet™ end-to-end graphics workflow. More information about Chyron products and services is available on the company websites: www.chyron.com and www.axisgraphics.tv. The company’s investor relations information is at www.chyron.com via the “Investors” link.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) that the focus of our sales force, to provide additional services to our customer base, will improve the effectiveness of their installed Chyron products and will increase service revenue for Chyron and expand our recurring revenue base, (ii) that general and administrative expenses will continue to be aggressively managed, (iii) that we will continue to make the necessary investments in research and development for the next generation of product introductions, and (iv) that we will aggressively market and roll-out our products in Latin America and other emerging markets. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to:  current and future economic conditions that may adversely affect our business and customers; our revenues and profitability may fluctuate from period to period and therefore may fail to meet expectations, which could have a material adverse effect on our business, financial condition and results of operations; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our AXIS online graphics creation solution or to develop other new  products and services; our ability to generate sales and profits from our AXIS online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; new product and service introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$8,108	$7,034	$31,587	$27,727
Gross profit	5,786	4,812	22,114	19,220
Operating expenses:
Selling, general and administrative	4,460	3,788	17,287	15,008
Research and development	1,759	1,650	6,775	6,648
Total operating expenses	6,219	5,438	24,062	21,656
Operating loss	(433)	(626)	(1,948)	(2,436)
Interest and other income (expense), net	(12)	(44)	(21)	(98)
Loss before taxes	(445)	(670)	(1,969)	(2,534)
Income tax (expense) benefit, net	45	120	(2,277)	138
Net loss	$(400)	$(550)	$(4,246)	$(2,396)

Net loss per common share -
Basic	$(0.02)	$(0.03)	$(0.26)	$(0.15)
Diluted	$(0.02)	$(0.03)	$(0.26)	$(0.15)

Weighted average number of common and
common equivalent shares outstanding:
Basic	16,617	16,037	16,458	15,969
Diluted	16,617	16,037	16,458	15,969

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	December 31,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$4,216	$5,565
Accounts receivable, net	5,727	4,141
Inventories, net	2,132	2,218
Deferred taxes	2,508	2,869
Other current assets	792	775
Total current assets	15,375	15,568
Deferred taxes	15,994	17,343
Goodwill and intangible assets, net	2,724	2,829
Other non-current assets	1,713	1,681
Total assets	$35,806	$37,421

Liabilities and shareholders' equity:
Current liabilities	$8,006	$7,206
Non-current liabilities	3,758	2,605
Total liabilities	11,764	9,811

Shareholders' equity	24,042	27,610
Total liabilities and shareholders' equity	$35,806	$37,421

Source: Chyron Corporation

Investor Relations
Lytham Partners, LLC
Joe Diaz, Joe Dorame, Robert Blum
602-889-9700
chyr@lythampartners.com

Chyron Corporation
Jerry Kieliszak
Sr. Vice President & Chief Financial Officer
631-845-2011
JerryK@Chyron.com